Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 8, 2011--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the third quarter ended October 1, 2011. Net earnings for the third quarter were $23,461,000 or $1.26 per share on net sales of $218,720,000 as compared to the prior year third quarter net earnings of $20,602,000 or $1.13 per share on net sales of $177,793,000.

2011 Third Quarter Financial Highlights

  The third quarter financial statements include the results of the recently completed acquisitions of Danfotech Inc. (“Danfotech”), a manufacturer of meat presses and defrosting equipment for the food processing industry acquired on July 5, 2011, Maurer-Atmos (“Maurer”), a manufacturer of batch and continuous ovens for the food processing industry acquired on July 22, 2011 and Auto-Bake Proprietary Limited (“Auto-Bake”), a manufacturer of automated baking ovens for the food processing industry acquired on August 1, 2011. Results from these recent acquisitions reduced net earnings by $0.8 million or $0.04 per share during the quarter.
  Net sales increased 23.0% in the third quarter. Excluding the impact of acquisitions, sales increased 5.9% during the third quarter. This increase included a 10.1% sales increase at the Commercial Foodservice Equipment Group and a 25.6% sales decrease at the Food Processing Equipment Group as compared to the prior year quarter. Although revenues for the Food Processing Equipment Group declined during the quarter, the incoming order rate and backlog increased.
  Gross profit increased to $87.3 million from $70.7 million. The gross margin rate improved to 39.9% from 39.8%. The improvement in the gross margin rate reflects efficiency gains from the consolidation of production facilities and other integration initiatives, offset by lower margins at newly acquired companies and the impact of sales mix.
  Operating income increased 16.2% to $37.2 million from $32.0 million on higher revenues. Operating income reflected the dilutive effect of acquisitions completed in the third quarter as these operations were reorganized and integrated within Middleby operations.
  Non-cash expenses recorded during the third quarter included $5.3 million of depreciation and amortization as compared to $3.8 million in the prior year third quarter. Non-cash share based compensation expense increased to $5.5 million in the 2011 third quarter as compared to $3.7 million in the 2010 third quarter.
  Provisions for income taxes increased to $11.8 million at a 34% effective rate in comparison to $9.4 million at a 31% effective rate in the prior year quarter. The current year effective rate reflects favorable adjustments for increased tax deductions. The prior year period effective rate reflects a non-recurring benefit to tax reserves.

  Total debt at the end of the 2011 third quarter amounted to $303.6 million as compared to $243.6 million at the end of the third quarter 2010. The increase in debt reflects the funding of $118.6 million related to the acquisitions of Beech, Lincat, Danfotech and Auto-Bake during the first nine months of fiscal 2011. During the third quarter the company also repurchased $3.5 million of Middleby common shares of stock at an average price of $69.10 per share.

Selim A. Bassoul Chairman and Chief Executive Officer said, “At our Commercial Foodservice Equipment Group, industry conditions remained positive during the quarter and we realized continuing revenue gains resulting from growth in international business and with our chain customers. We continue to develop new business with restaurant chain customers as they look to utilize our cooking technologies to lower their operating costs and improve the efficiency of their restaurant operations.

Mr. Bassoul continued, “Sales at our Food Processing Equipment Group in the third quarter declined in comparison to a robust 2010 due to slower orders in the first half. However, order rates increased in the third quarter as customers finalized their orders on projects that we have been developing throughout the year, and we realized double-digit growth in incoming orders as compared to the prior year third quarter. Due to the longer lead times in this business the favorable order rates did not benefit the third quarter but will be realized in future quarters. Prospects for the food processing business moving into 2012 are strong with a visible pipeline of new projects and demand for our equipment in emerging markets where the requirement for precooked and prepared foods is increasing and the need for advanced technologies is being recognized by food processors.”

Mr. Bassoul further added, “We continue to execute on our acquisition strategy of acquiring leading brands and technologies. We were pleased to have completed the acquisitions of Danfotech, Maurer-Atmos and Auto-Bake during the third quarter. Danfotech is a leading manufacturer of meat presses and defrosting equipment for the food processing industry. Maurer-Atmos is a leading manufacturer of batch and continuous ovens for the food processing industry. Auto-Bake Pty Ltd is a leading manufacturer of automated baking systems for the food processing industry. While these acquisitions were dilutive to earnings in the third quarter, we expect significant improvement resulting from our integration initiatives. With these acquisitions Middleby adds three very strong leading brands to its Food Processing Equipment Group, significantly strengthening our global platform and expanding our product portfolio.”

Conference Call

A conference call will be held at 9:30 a.m. Central time on Wednesday, November 9, 2011 and can be accessed by dialing (866) 551-3680 and providing conference code 17200566# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 551-4520 and providing code 277578#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Auto-Bake®, Cozzini®, Danfotech®, Maurer-Atmos®, MP Equipment®, and RapidPak®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2011.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2011	3rd Qtr, 2010	3rd Qtr, 2011	3rd Qtr, 2010
Net sales	$218,720	$177,793	$612,147	$511,888
Cost of sales	131,402	107,106	367,662	308,304

Gross profit	87,318	70,687	244,485	203,584

Selling & distribution expenses	24,555	17,776	66,692	54,437
General & administrative expenses	25,577	20,900	73,995	60,972

Income from operations	37,186	32,011	103,798	88,175

Interest expense and deferred
financing amortization, net	2,324	2,177	6,503	6,898
Other (income) expense, net	(424)	(121)	1,022	443

Earnings before income taxes	35,286	29,955	96,273	80,834

Provision for income taxes	11,825	9,353	35,359	28,961

Net earnings	$23,461	$20,602	$60,914	$51,873

Net earnings per share:

Basic	$1.30	$1.16	$3.38	$2.91

Diluted	$1.26	$1.13	$3.29	$2.84
Weighted average number shares:

Basic	18,040	17,815	17,998	17,811

Diluted	18,580	18,274	18,535	18,271

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	October 1, 2011	January 1, 2011
ASSETS

Cash and cash equivalents	$13,416	$7,656
Accounts receivable, net	136,670	112,049
Inventories, net	123,543	106,463
Prepaid expenses and other	9,591	11,971
Current deferred tax assets	25,960	25,520
Total current assets	309,180	263,659

Property, plant and equipment, net	59,460	43,656

Goodwill	439,700	369,989
Other intangibles	216,426	189,254
Other assets	5,601	6,614

Total assets	$1,030,367	$873,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$6,771	$5,097
Accounts payable	52,473	52,945
Accrued expenses	130,766	125,810
Total current liabilities	190,010	183,852

Long-term debt	296,868	208,920
Long-term deferred tax liability	21,505	11,858
Other non-current liabilities	46,123	43,629

Stockholders’ equity	475,861	424,913

Total liabilities and stockholders’ equity	$1,030,367	$873,172

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744